Exhibit 99.1

CONTACT:
Christopher G. Marshall
Chief Financial Officer
Phone: (704) 554-5901
E-mail: cmarshall@nafhinc.com

FOR IMMEDIATE RELEASE

Capital Bank Corporation Announces Financial Results for the Second Quarter of 2011

RALEIGH, N.C., August 15, 2011 – Capital Bank Corporation (Nasdaq: CBKN), a majority-owned subsidiary of North American Financial Holdings, Inc. (“NAFH”), today reported unaudited financial results for the second quarter of 2011. Operating and financial highlights include the following:

•	Capital Bank, formerly the wholly-owned banking subsidiary of Capital Bank Corporation, was merged with and into NAFH National Bank on June 30, 2011;

•	NAFH National Bank changed its name to and was rebranded as Capital Bank, NA immediately following the merger;

•	The Company’s technology platform was converted to NAFH’s enterprise-wide technology platform;

•	Core deposits (total deposits minus time deposits) grew by $27.9 million, or 5.7%, in the second quarter of 2011 immediately prior to the Capital Bank merger; and

•	Net income totaled $1.3 million, or $0.01 per share, in the second quarter of 2011 and totaled $693 thousand, or $0.01 per share, in the period from January 29 to June 30, 2011.

“Following NAFH’s investment in the first quarter and its bank subsidiary merger in the second quarter, Capital Bank Corporation now owns 38% of the newly-merged and rebranded Capital Bank, NA, which has 82 branches and $4.5 billion in assets in North Carolina, South Carolina and Florida. I am pleased with the bank’s progress in new loan originations and core deposit growth, which should set the stage for continued improvements in profitability,” stated Gene Taylor, chairman and CEO of Capital Bank Corporation and NAFH.

“Capital Bank, NA is an independent, southeastern regional bank with a unique brand identity, a single technology platform, a set of value-added products, and very strong capital levels. Our team is committed to providing first-class services to all our customers,” commented Chris Marshall, CFO of Capital Bank Corporation and NAFH.

NAFH Investment

On January 28, 2011, Capital Bank Corporation (the “Company”) completed the issuance and sale of 71 million shares of its common stock to NAFH for approximately $181.1 million in cash (“NAFH Investment”). Also in connection with the NAFH Investment, the Company’s Series A Preferred Stock and warrant to purchase shares of common stock issued to the U.S. Treasury through the TARP were repurchased.

Financial results for the first six months of 2011 were significantly impacted by the controlling investment in the Company by NAFH. The Company was required to apply push-down accounting. Accordingly, the Company’s assets and liabilities were adjusted to estimated fair value at the NAFH Investment date, resulting in elimination of the allowance for loan losses. The Company is still in the process of completing its fair value analysis of assets and liabilities, and final fair value adjustments may differ significantly from the preliminary estimates recorded to date. Balances and activity in the Company’s consolidated financial statements prior to the NAFH Investment have been labeled with “Predecessor Company” while balances and activity subsequent to the NAFH Investment have been labeled with “Successor Company.”

Bank Merger

On June 30, 2011, Capital Bank (“Old Capital Bank”), which was formerly a wholly-owned subsidiary of the Company, merged (the “Bank Merger”) with and into NAFH National Bank (“NAFH Bank”), a national banking association and subsidiary of TIB Financial Corp (“TIB Financial”) and NAFH, with NAFH Bank as the surviving entity.  In connection with the Bank Merger, NAFH Bank changed its name to Capital Bank, National Association (“Capital Bank, NA”). NAFH is the owner of approximately 83% of the Company’s common stock and approximately 94% of TIB Financial’s common stock.

Capital Bank, NA (formerly NAFH Bank) was formed on July 16, 2010 in connection with the purchase and assumption of assets and deposits of three banks – Metro Bank of Dade County (Miami, Florida), Turnberry Bank (Aventura, Florida) and First National Bank of the South (Spartanburg, South Carolina) – from the Federal Deposit Insurance Corporation (the “FDIC”) and is a party to loss sharing agreements with the FDIC covering the large majority of the loans it acquired from the FDIC. On April 29, 2011, Capital Bank, NA merged with TIB Bank, then a wholly owned subsidiary of TIB Financial. As of June 30, 2011, Capital Bank, NA had total assets of $4.5 billion, total deposits of $3.5 billion and shareholders’ equity of $610.3 million. As of June 30, 2011, following the Merger, Capital Bank, NA operated 82 branches in North Carolina, South Carolina and Florida.

The Bank Merger occurred pursuant to the terms of an Agreement of Merger entered into by and between Old Capital Bank and Capital Bank, NA dated as of June 30, 2011. In the Bank Merger, each share of Old Capital Bank common stock was converted into the right to receive shares of Capital Bank, NA common stock based on each entity’s relative tangible book value on March 31, 2011. As a result of the Bank Merger, the Company now owns approximately 38% of Capital Bank, NA, with NAFH having a direct ownership of 29% and TIB Financial owning the remaining 33%.

Due to its ownership level and significant influence, the Company’s investment in Capital Bank, NA is recorded as an equity-method investment in that entity. As of June 30, 2011, the Company’s investment in Capital Bank, NA totaled $231.3 million, which reflected the Company’s pro rata ownership of Capital Bank, NA’s total shareholders’ equity as a result of the Bank Merger in addition to a $6.1 million capital contribution to Capital Bank, NA immediately following the Bank Merger. The Company also had an advance to Capital Bank, NA totaling $3.4 million at the Merger date. In periods subsequent to the Merger, the Company will adjust this equity investment balance based on its equity in Capital Bank, NA’s net income and comprehensive income. While the Merger reduced the Company’s total shareholders’ equity by $4.8 million, its tangible book value was unaffected. In connection with the Bank Merger, assets and liabilities of Old Capital Bank were de-consolidated from the Company’s balance sheet resulting in a significant decrease in total assets and total liabilities of the Company in the second quarter of 2011.

Net Interest Income

Net interest income for the quarter ended June 30, 2011 (successor) and the quarter ended June 30, 2010 (predecessor) totaled $13.9 million and $12.7 million, respectively. Net interest margin increased from 3.25% in the second quarter of 2010 (predecessor) to 3.74% in the second quarter of 2011 (successor) primarily due to a decline in funding costs as the average rate on total interest-bearing liabilities fell from 1.97% to 1.07% over that period. Net amortization of purchase accounting fair value adjustments on interest-bearing liabilities increased net interest income by $2.1 million in the quarter ended June 30, 2011 (successor) and lowered funding costs in the quarter by 0.63%. Average earning assets decreased from $1.62 billion in the quarter ended June 30, 2010 (predecessor) to $1.52 billion in the quarter ended June 30, 2011 (successor) primarily due to purchase accounting fair value adjustments, principal pay-downs and charge-offs on the loan portfolio.

Further, net interest income for the period of January 29 to June 30, 2011 (successor), the period of January 1 to January 28, 2011 (predecessor), and the six months ended June 30, 2010 (predecessor) totaled $23.9 million, $4.0 million and $25.3 million, respectively. Net interest margin increased from 3.23% in the first half of 2010 (predecessor) to 3.90% for the period of January 29 to June 30, 2011 (successor) primarily due to a decline in funding costs as the average rate on total interest-bearing liabilities fell from 2.03% to 1.06% over that period. Net amortization of purchase accounting fair value adjustments on interest-bearing liabilities increased net interest income by $3.5 million in the period from January 29 to June 30, 2011 (successor) and lowered funding costs in the period by 0.62%. Average earning assets decreased from $1.63 billion in the six months ended June 30, 2010 (predecessor) to $1.54 billion in the period of January 1 to January 28, 2011 (predecessor) to $1.52 billion in the period of January 29 to June 30, 2011 (successor).

Provision for Loan Losses

Provision for loan losses for the quarter ended June 30, 2011 (successor) and the quarter ended June 30, 2010 (predecessor) totaled $1.5 million and $20.0 million, respectively. The loan loss provision in the successor period reflects $585 thousand of estimated losses inherent in loans originated subsequent to the NAFH Investment date, $561 thousand of impairment related to probable decreases in cash flows expected to be collected on certain of the Company’s purchased credit-impaired (“PCI”) loan pools, and $339 thousand of losses on acquired non-PCI loans.

In addition, provision for loan losses for the period of January 29 to June 30, 2011 (successor), the period of January 1 to January 28, 2011 (predecessor), and the six months ended June 30, 2010 (predecessor) totaled $1.7 million, $40 thousand and $31.8 million, respectively. The loan loss provision in the successor period reflects $752 thousand of estimated losses inherent in loans originated subsequent to the NAFH Investment date, $561 thousand of impairment related to probable decreases in cash flows expected to be collected on certain PCI loan pools, and $339 thousand of losses on acquired non-PCI loans.

Loans acquired in the NAFH Investment where there was evidence of credit deterioration since origination and where it was probable that the Company will not collect all contractually required principal and interest payments are accounted for as PCI loans. The Company identified approximately 93% of its acquisition-date loan portfolio as PCI. Subsequent to acquisition, estimates of cash flows expected to be collected are refreshed each reporting period based on updated assumptions regarding default rates, loss severities, and other factors that are reflective of current market conditions. If the Company has probable decreases in cash flows expected to be collected (other than due to decreases in interest rate indices), the Company charges the provision for credit losses, resulting in an increase to the allowance for loan losses. If the Company has probable and significant increases in cash flows expected to be collected, the Company will first reverse any previously established allowance for loan losses and then increase interest income as a prospective yield adjustment over the remaining life of the pool of loans.

Noninterest Income

Noninterest income for the quarter ended June 30, 2011 (successor) and the quarter ended June 30, 2010 (predecessor) totaled $2.1 million and $2.5 million, respectively. Noninterest income in the second quarter of 2010 (predecessor) benefited from $63 thousand of gains recorded on the sale of investment securities while no gains or losses were recognized in the second quarter of 2011 (successor). Mortgage fees were negatively impacted in the quarter ended June 30, 2011 (successor) by sluggish demand in the local housing market and by an uptick in mortgage rates early in 2011. Additionally, income from bank-owned life insurance (“BOLI”) in the second quarter of 2011 (successor) was lower than the second quarter of 2010 (predecessor) after the Company surrendered certain BOLI contracts on former employees and directors late in 2010.

Further, noninterest income for the period of January 29 to June 30, 2011 (successor), the period of January 1 to January 28, 2011 (predecessor), and the six months ended June 30, 2010 (predecessor) totaled $3.3 million, $832 thousand and $5.0 million, respectively. Noninterest income in the first half of 2010 (predecessor) benefited from $326 thousand of gains recorded on the sale of investment securities while no gains or losses were recognized in the period from January 29 to June 30, 2011 (successor). Additionally, income from bank-owned life insurance BOLI in the period was significantly lower than the six months ended June 30, 2010 (predecessor) after the Company surrendered certain BOLI contracts on former employees and directors late in 2010. Other noninterest income for the period of January 29 to June 30, 2011 (successor) was negatively impacted by a $50 thousand loss from a decline in the stock price of an equity security that the Company marks to market through noninterest income, while the Company recorded a gain of $71 thousand from appreciation in value of this security in the first quarter of 2010 (predecessor).

Noninterest Expense

Noninterest expense for the quarter ended June 30, 2011 (successor) and the quarter ended June 30, 2010 (predecessor) totaled $12.8 million and $12.4 million, respectively. Expenses in the second quarter of 2011 (successor) were significantly impacted by a $374 thousand contract termination fee related to the conversion and integration of the Company’s operations onto a common technology platform utilized across the NAFH enterprise. This system conversion is intended to create operating efficiencies and better position the Company for future growth.

Additionally, salaries and benefits expense increased due primarily to lower deferred loan costs, which reduce expense. Occupancy expense was negatively impacted in the second quarter of 2011 (successor) from the relocation of two previously existing branch offices into larger facilities that were opened early in 2011. Advertising and public relations costs were elevated in the second quarter of 2010 (predecessor) compared to the second quarter of 2011 (successor) due in part from radio and television ads promoting the Company’s special financing programs which were discontinued in early 2011. Professional fees were elevated in the second quarter of 2010 (predecessor) primarily due to higher legal costs as the Company explored various capital raising options prior to being recapitalized by NAFH. Other real estate losses and miscellaneous loan costs were higher in the second quarter of 2011 (successor) because of higher loan workout, appraisal and foreclosure costs to resolve problem assets. Directors’ fees were reduced significantly in the second quarter of 2011 (successor) as the Company’s board of directors was reconstituted post-acquisition and the Capital Bank Corporation Deferred Compensation Plan for Outside Directors was terminated.

Further, noninterest expense for the period of January 29 to June 30, 2011 (successor), the period of January 1 to January 28, 2011 (predecessor), and the six months ended June 30, 2010 (predecessor) totaled $25.0 million, $4.2 million and $25.0 million, respectively. Expenses in the successor period were significantly impacted by $4.0 million of contract termination fees related to the conversion and integration of the Company’s operations onto a common technology platform utilized across the NAFH enterprise.

Additionally, salaries and benefits expense increased in the successor period from the accelerated vesting of stock options and restricted shares at closing of the NAFH Investment. Salaries expense also increased in the successor period and period of January 1 to January 28, 2011 (predecessor) from lower deferred loan costs, which reduce expense. Occupancy expense was impacted in the successor period and period of January 1 to January 28, 2011 (predecessor) from the relocation of two previously existing branch offices into larger facilities that were opened early in 2011. Advertising and public relations costs were elevated in the first six months of 2010 (predecessor) due in part from radio and television ads promoting the Company’s special financing programs which were discontinued in early 2011. Professional fees were elevated in the first six months of 2010 (predecessor) primarily due to higher legal costs as the Company explored various capital raising options prior to being recapitalized by NAFH. Other real estate losses and miscellaneous loan costs were lower in the successor period because of valuation adjustments to reduce the value of certain bank-owned properties at the NAFH Investment date. Directors’ fees were reduced significantly in the successor period as the Company’s board of directors was reconstituted post-acquisition and the Capital Bank Corporation Deferred Compensation Plan for Outside Directors was terminated.

Forward-looking Statements

Information in this press release contains forward-looking statements. Such forward looking statements can be identified by the use of forward looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “believe,” or “continue,” or the negative thereof or other variations thereof or comparable terminology.  These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, market and economic conditions, the management of our growth, the risks associated with Capital Bank, NA’s loan portfolio and real estate holdings, local economic conditions affecting retail and commercial real estate, ability to integrate our new management and directors without encountering potential difficulties, the Company’s geographic concentration in the southeastern region of the United States, ability to integrate the operations of Old Capital Bank with those of Capital Bank, NA, the potential for the interests of the other shareholders of Capital Bank, NA to differ from those of the Company, restrictions imposed by Capital Bank, NA’s loss sharing agreements with the FDIC, the assumptions and judgments required by loss share accounting and the acquisition method of accounting, competition within the industry, dependence on key personnel, government legislation and regulation, the risks associated with identification, completion and integration of any future acquisitions, risks related to Capital Bank, NA’s technology and information systems, the fact that the Company has experienced net losses during the last three fiscal years, risks associated with the controlling interest of NAFH in the Company, and risks associated with the limited liquidity of the Company’s common stock. Additional factors that could cause actual results to differ materially are discussed in Capital Bank Corporation’s filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. Capital Bank Corporation does not undertake a duty to update any forward-looking statements in this press release.

CAPITAL BANK CORPORATION
Results of Operations

	Successor Company		Predecessor Company
(Dollars in thousands except per share data)	Three Months Ended Jun. 30, 2011	Jan. 29, 2011 to Mar. 31, 2011	Jan. 1, 2011 to Jan. 28, 2011	Three Months Ended Dec. 31, 2010	Three Months Ended Sep. 30, 2010	Three Months Ended Jun. 30, 2010

Interest income	$17,440	$12,281	$5,955	$18,327	$19,535	$19,794
Interest expense	3,551	2,260	1,996	6,040	6,153	7,050
Net interest income	13,889	10,021	3,959	12,287	13,382	12,744
Provision for loan losses	1,485	167	40	20,011	6,763	20,037
Net interest income (loss) after provision	12,404	9,854	3,919	(7,724)	6,619	(7,293)
Noninterest income	2,065	1,252	832	8,004	2,500	2,514
Noninterest expense	12,753	12,229	4,155	15,129	14,210	12,380
Net income (loss) before taxes	1,716	(1,123)	596	(14,849)	(5,091)	(17,159)
Income tax expense (benefit)	449	(549)	–	18,634	3,975	(3,576)
Net income (loss)	1,267	(574)	596	(33,483)	(9,066)	(13,583)
Dividends and accretion on preferred stock	–	–	861	589	588	589
Net income (loss) attributable to common shareholders	$1,267	$(574)	$(265)	$(34,072)	$(9,654)	$(14,172)

Earnings (loss) per share – basic and diluted	$0.01	$(0.01)	$(0.02)	$(2.59)	$(0.74)	$(1.09)

End of Period Balances

	Successor Company		Predecessor Company
(Dollars in thousands except per share data)	Jun. 30, 2011	Mar. 31, 2011	Dec. 31, 2010	Sep. 30, 2010	Jun. 30, 2010

Total assets	$247,576	$1,704,656	$1,585,547	$1,649,699	$1,694,336
Total earning assets	–	1,531,366	1,537,863	1,579,489	1,602,891
Cash and cash equivalents	12,477	116,650	66,745	68,069	41,417
Investment securities	–	304,902	223,292	196,046	228,812
Loans	–	1,125,260	1,254,479	1,324,932	1,351,101
Allowance for loan losses	–	167	36,061	36,249	35,762
Investment in and advance to Capital Bank, NA	234,671	–	–	–	–
Intangible assets	–	35,807	1,774	2,006	2,241
Deposits	–	1,349,661	1,343,286	1,359,411	1,370,777
Borrowings	–	93,513	121,000	129,000	153,000
Subordinated debentures	18,561	19,431	34,323	34,323	34,323
Shareholders’ equity	228,377	228,760	76,688	116,103	125,479

Per Share Data
Book value	$2.66	$2.68	$2.75	$5.81	$6.54
Tangible book value	2.29	2.26	2.61	5.65	6.36

Common shares outstanding	85,802,164	85,489,260	12,877,846	12,880,954	12,880,954

CAPITAL BANK CORPORATION
Average Balances and Yields/Rates

	Successor Company		Predecessor Company
(Dollars in thousands)	Three Months Ended Jun. 30, 2011	Jan. 29, 2011 to Mar. 31, 2011	Jan. 1, 2011 to Jan. 28, 2011	Three Months Ended Dec. 31, 2010	Three Months Ended Sep. 30, 2010	Three Months Ended Jun. 30, 2010

Average Balances
Total assets	$1,702,281	$1,693,890	$1,592,750	$1,648,467	$1,665,975	$1,719,240
Total earning assets	1,518,835	1,520,847	1,542,617	1,577,651	1,578,241	1,623,279
Investment securities	338,035	242,622	223,854	198,524	218,883	230,138
Loans	1,127,603	1,138,367	1,249,787	1,295,748	1,342,835	1,373,613
Deposits	1,343,599	1,340,741	1,350,336	1,366,905	1,345,562	1,382,527
Borrowings	93,349	98,599	120,032	126,130	150,478	153,264
Subordinated debentures	18,848	19,313	34,323	34,323	34,323	34,323
Shareholders’ equity	231,107	226,423	78,724	110,788	125,103	136,949

Yields/Rates 1
Yield on earning assets	4.68%	5.07%	4.61%	4.68%	5.04%	4.99%
Cost of interest-bearing liabilities	1.07	1.04	1.69	1.71	1.76	1.97
Net interest spread	3.61	4.03	2.92	2.97	3.28	3.02
Net interest margin	3.74	4.15	3.09	3.16	3.48	3.25

1	Annualized and on a fully taxable equivalent basis.

CAPITAL BANK CORPORATION
CONSOLIDATED BALANCE SHEETS

	Successor Company	Predecessor Company
	Jun. 30, 2011	Dec. 31, 2010
(Dollars in thousands)	(Unaudited)

Assets
Cash and cash equivalents:
Cash and due from banks	$12,477	$13,646
Interest-bearing deposits with banks	–	53,099
Total cash and cash equivalents	12,477	66,745
Investment securities:
Investment securities – available for sale, at fair value	–	214,991
Other investments	–	8,301
Total investment securities	–	223,292
Mortgage loans held for sale	–	6,993
Loans:
Loans – net of unearned income and deferred fees	–	1,254,479
Allowance for loan losses	–	(36,061)
Net loans	–	1,218,418
Investment in and advance to Capital Bank, NA	234,671	–
Other real estate	–	18,334
Premises and equipment, net	–	25,034
Other intangible assets, net	–	1,774
Other assets	428	24,957
Total assets	$247,576	$1,585,547

Liabilities
Deposits:
Demand, noninterest checking	$–	$116,113
NOW accounts	–	185,782
Money market accounts	–	137,422
Savings accounts	–	30,639
Time deposits	–	873,330
Total deposits	–	1,343,286
Borrowings	–	121,000
Subordinated debentures	18,561	34,323
Other liabilities	638	10,250
Total liabilities	19,199	1,508,859

Shareholders’ Equity
Preferred stock, $1,000 par value; 100,000 shares authorized; 41,279 shares issued and outstanding (liquidation preference of $41,279) at December 31, 2010	–	40,418
Common stock, no par value; 300,000,000 shares authorized; 85,802,164 and 12,877,846 shares issued and outstanding	227,684	145,594
Retained earnings (accumulated deficit)	693	(108,027)
Accumulated other comprehensive income (loss)	–	(1,297)
Total shareholders’ equity	228,377	76,688
Total liabilities and shareholders’ equity	$247,576	$1,585,547

CAPITAL BANK CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Successor Company	Predecessor Company	Successor Company	Predecessor Company
(Dollars in thousands except per share data)	Three Month Ended Jun. 30, 2011	Three Months Ended Jun. 30, 2010	Jan. 29, 2011 to Jun. 30, 2011	Jan. 1, 2011 to Jan. 28, 2011	Six Months Ended Jun. 30, 2010

Interest income:
Loans and loan fees	$14,915	$17,312	$25,971	$5,479	$34,723
Investment securities:
Taxable interest income	2,216	1,971	3,206	391	3,997
Tax-exempt interest income	239	483	398	74	1,084
Dividends	30	18	59	–	36
Federal funds and other interest income	40	10	87	11	20
Total interest income	17,440	19,794	29,721	5,955	39,860
Interest expense:
Deposits	2,786	5,604	4,560	1,551	11,755
Borrowings and subordinated debentures	765	1,446	1,251	445	2,811
Total interest expense	3,551	7,050	5,811	1,996	14,566
Net interest income	13,889	12,744	23,910	3,959	25,294
Provision for loan losses	1,485	20,037	1,652	40	31,771
Net interest income (loss) after provision for loan losses	12,404	(7,293)	22,258	3,919	(6,477)
Noninterest income:
Service charges and other fees	807	854	1,355	291	1,722
Bank card services	547	543	847	174	958
Mortgage origination and other loan fees	255	339	518	210	666
Brokerage fees	212	285	308	78	472
Bank-owned life insurance	114	255	134	10	494
Net gain (loss) on sale of investment securities	–	63	–	–	326
Other	130	175	155	69	407
Total noninterest income	2,065	2,514	3,317	832	5,045
Noninterest expense:
Salaries and employee benefits	5,568	5,319	9,525	1,977	10,719
Occupancy	1,786	1,456	2,926	548	2,958
Furniture and equipment	857	700	1,401	275	1,445
Data processing and telecommunications	635	525	911	180	1,042
Advertising and public relations	144	599	325	131	1,029
Office expenses	269	288	498	93	620
Professional fees	208	684	543	190	1,159
Business development and travel	304	307	550	87	574
Amortization of other intangible assets	287	235	478	62	470
ORE losses and miscellaneous loan costs	1,085	708	1,608	176	2,025
Directors’ fees	53	294	93	68	592
FDIC deposit insurance	513	651	1,076	266	1,316
Contract termination fees	374	–	3,955	–	–
Other	670	614	1,093	102	1,021
Total noninterest expense	12,753	12,380	24,982	4,155	24,970
Net income (loss) before taxes	1,716	(17,159)	593	596	(26,402)
Income tax expense (benefit)	449	(3,576)	(100)	–	(7,485)
Net income (loss)	1,267	(13,583)	693	596	(18,917)
Dividends and accretion on preferred stock	–	589	–	861	1,178
Net (income) loss attributable to common shareholders	$1,267	$(14,172)	$693	$(265)	$(20,095)

Net income (loss) per common share – basic	$0.01	$(1.09)	$0.01	$(0.02)	$(1.60)
Net income (loss) per common share – diluted	$0.01	$(1.09)	$0.01	$(0.02)	$(1.60)

CAPITAL BANK CORPORATION
Average Balances, Interest Earned or Paid, and Interest Yields/Rates
Tax Equivalent Basis 1

	Successor Company						Predecessor Company
	Three Months Ended Jun. 30, 2011			Period of Jan. 29 to Mar. 31, 2011			Three Months Ended Jun. 30, 2010
(Dollars in thousands)	Average Balance	Amount Earned	Average Rate	Average Balance	Amount Earned	Average Rate	Average Balance	Amount Earned	Average Rate
Assets
Loans 2	$1,128,456	$15,029	5.34%	$1,139,698	$11,155	6.06%	$1,373,613	$17,465	5.10%
Investment securities 3	334,230	2,639	3.16	242,840	1,254	3.10	224,366	2,722	4.85
Interest-bearing deposits	56,149	40	0.29	138,309	47	0.21	25,300	10	0.16
Total interest-earning assets	1,518,835	$17,708	4.68%	1,520,847	$12,456	5.07%	1,623,279	$20,197	4.99%
Cash and due from banks	16,587			16,373			17,819
Other assets	166,859			156,670			78,142
Total assets	$1,702,281			$1,693,890			$1,719,240

Liabilities and Equity
NOW and money market accounts	$345,307	$666	0.77%	$344,189	$418	0.75%	$326,706	$648	0.80%
Savings accounts	32,241	10	0.12	31,521	6	0.12	30,721	10	0.13
Time deposits	843,725	2,110	1.00	851,424	1,350	0.98	891,645	4,946	2.22
Total interest-bearing deposits	1,221,273	2,786	0.91	1,227,134	1,774	0.89	1,249,072	5,604	1.80
Borrowings	93,849	410	1.76	98,599	254	1.59	153,264	1,146	3.00
Subordinated debentures	18,848	355	7.55	19,313	232	7.43	34,323	298	3.48
Repurchase agreements	–	–	–	–	–	–	1,590	2	0.50
Total interest-bearing liabilities	1,333,470	$3,551	1.07%	1,345,046	$2,260	1.04%	1,438,249	$7,050	1.97%
Noninterest-bearing deposits	122,326			113,607			133,455
Other liabilities	15,378			8,814			10,587
Total liabilities	1,471,174			1,467,467			1,582,291
Shareholders’ equity	231,107			226,423			136,949
Total liabilities and shareholders’ equity	$1,702,281			$1,693,890			$1,719,240

Net interest spread 4			3.61%			4.03%			3.02%
Tax equivalent adjustment		$268			$175			$403
Net interest income and net interest margin 5		$14,157	3.74%		$10,196	4.15%		$13,147	3.25%

1	The tax equivalent adjustment is computed using a federal tax rate of 34% and is applied to interest income from tax exempt municipal loans and investment securities.
2	Loans include mortgage loans held for sale in addition to nonaccrual loans for which accrual of interest has not been recorded.
3	The average balance for investment securities excludes the effect of their mark-to-market adjustment, if any.
4	Net interest spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
5	Net interest margin represents net interest income divided by average interest-earning assets.

CAPITAL BANK CORPORATION
Average Balances, Interest Earned or Paid, and Interest Yields/Rates
Tax Equivalent Basis 1

	Successor Company			Predecessor Company
	Period of Jan. 29 to Jun. 30, 2011			Period of Jan. 1 to Jan. 28, 2011			Six Months Ended Jun. 30, 2010
(Dollars in thousands)	Average Balance	Amount Earned	Average Rate	Average Balance	Amount Earned	Average Rate	Average Balance	Amount Earned	Average Rate
Assets
Loans 2	$1,132,878	$26,184	5.62%	1,253,296	$5,530	5.20%	$1,383,337	$35,027	5.11%
Investment securities 3	298,283	3,893	3.13	225,971	504	2.68	225,088	5,678	5.05
Interest-bearing deposits	88,465	87	0.24	63,350	11	0.20	22,777	20	0.18
Total interest-earning assets	1,519,626	$30,164	4.83%	1,542,617	$6,045	4.61%	1,631,202	$40,725	5.03%
Cash and due from banks	16,503			16,112			18,630
Other assets	158,079			34,021			76,219
Total assets	$1,694,208			$1,592,750			$1,726,051

Liabilities and Equity
NOW and money market accounts	$344,867	$1,084	0.76%	$334,668	$211	0.74%	$334,334	$1,534	0.93%
Savings accounts	31,958	16	0.12	30,862	3	0.11	29,861	20	0.14
Time deposits	846,753	3,460	0.99	870,146	1,337	1.81	881,632	10,201	2.33
Total interest-bearing deposits	1,223,578	4,560	0.91	1,235,676	1,551	1.48	1,245,827	11,755	1.90
Borrowings	95,414	665	1.70	120,032	343	3.36	162,061	2,290	2.85
Subordinated debentures	19,031	586	7.49	34,323	102	3.50	32,786	516	3.17
Repurchase agreements	–	–	–	–	–	–	3,120	5	0.32
Total interest-bearing liabilities	1,338,023	$5,811	1.06%	1,390,031	$1,996	1.69%	1,443,794	$14,566	2.03%
Noninterest-bearing deposits	118,896			114,660			132,718
Other liabilities	12,796			9,635			10,622
Total liabilities	1,469,715			1,514,326			1,587,134
Shareholders’ equity	224,493			78,424			138,917
Total liabilities and shareholders’ equity	$1,694,208			$1,592,750			$1,726,051

Net interest spread 4			3.77%			2.92%			3.00%
Tax equivalent adjustment		$443			$90			$865
Net interest income and net interest margin 5		$24,353	3.90%		$4,049	3.09%		$26,159	3.23%

1	The tax equivalent adjustment is computed using a federal tax rate of 34% and is applied to interest income from tax exempt municipal loans and investment securities.
2	Loans include mortgage loans held for sale in addition to nonaccrual loans for which accrual of interest has not been recorded.
3	The average balance for investment securities excludes the effect of their mark-to-market adjustment, if any.
4	Net interest spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
5	Net interest margin represents net interest income divided by average interest-earning assets.